Exhibit 99.1

Expedia, Inc. Reports Second Quarter 2014 Results

BELLEVUE, WA — July 31, 2014 — Expedia, Inc. (NASDAQ: EXPE) today announced financial results for the second quarter ended June 30, 2014.

•	Gross bookings growth of 29% and revenue growth of 24% were primarily driven by strong hotel room night and air ticket growth. Revenue growth was also driven by strength in advertising and media revenue which grew 54% to $123 million for the quarter.

•	Room night growth accelerated sequentially to 28% year-over-year in the second quarter of 2014 from 24% reported in the first quarter of 2014, with domestic room night growth accelerating to 24% year-over-year.

•	Brand Expedia® substantially completed the migration of the US and Canadian Travelocity-branded websites and mobile applications to the Expedia platform during the first half of 2014.

•	The combination of healthy top-line growth and leverage on fixed costs led to Adjusted EBITDA* improving 35% compared to the second quarter of 2013.

•	Year to date, Expedia, Inc. repurchased 5.0 million shares of its common stock for approximately $362 million excluding transaction costs.

•	Subsequent to quarter end, the Executive Committee of Expedia’s Board of Directors approved a 20% increase in the cash dividend payable in September, raising the dividend to $0.18 per share of outstanding common stock.

Financial Summary & Operating Metrics (financial figures in $MMs except per share amounts)

Metric	Quarter Ended 6.30.14	Quarter Ended 6.30.13	Y / Y Growth
Room night growth	28%	19%	848 bps
Gross bookings	13,045.6	10,120.6	29%
Revenue	1,494.6	1,205.0	24%
Adjusted EBITDA*	259.3	191.7	35%
Operating income	129.2	94.3	37%
Adjusted net income *	137.6	90.5	52%
Net income attributable to Expedia, Inc.	89.4	71.5	25%
Adjusted EPS *	$1.03	$0.64	61%
Diluted earnings per share	$0.67	$0.51	31%
Free cash flow *	411.0	247.8	66%

*	“Adjusted EBITDA” (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), “Adjusted net income,” “Adjusted EPS” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 10-13 herein for an explanation of non-GAAP measures used throughout this release. The definition for adjusted net income was revised in the fourth quarters of 2010, 2011 and 2012 and the definition for adjusted earnings before interest, taxes, depreciation and amortization was revised in the fourth quarter of 2012.

Please refer to the Glossary in the Financial Information section on Expedia’s corporate website for definitions of the business and financial terms discussed within this release.

Discussion of Results

The results include Expedia.com®, Hotels.com®, Hotwire.com®, Expedia® Affiliate Network, Classic Vacations®, Expedia Local Expert®, Expedia® CruiseShipCenters®, Egencia®, eLong, Venere® Net SpA, trivago® GmbH, and CarRentals.com™, in addition to the related international points of sale.

Expedia® and AirAsia™ formed a joint venture on July 1, 2011, which is 50% owned by Expedia; therefore, results do not include the Brand Expedia websites contributed to the joint venture.

The results include trivago GmbH (“trivago”) following acquisition of a controlling interest during March 2013 as well as results from the strategic marketing agreement with Travelocity launched during the fourth quarter of 2013. Unless otherwise noted, all comparisons below are versus the second quarter of 2013.

Gross Bookings, Revenue & Revenue Margins

For the second quarter of 2014, gross bookings increased 29% (28% excluding foreign exchange) primarily driven by room night and air ticket growth. Room night growth was driven by Brand Expedia including the Travelocity-branded websites, Hotels.com and eLong. Air ticket growth was driven by Brand Expedia including the Travelocity-branded websites.

For the second quarter of 2014, domestic gross bookings increased 35% and international gross bookings increased 21% (19% excluding foreign exchange). International bookings totaled $5.2 billion, accounting for 40% of worldwide bookings versus 42% in the prior year. The decrease in international gross bookings mix was primarily due to the inclusion of the Travelocity-branded websites which bolstered domestic gross bookings.

For the second quarter of 2014, revenue increased 24% (22% excluding foreign exchange) primarily driven by growth in hotel, advertising and media as well as air ticket revenue. Domestic revenue increased 19% and international revenue increased 30% (25% excluding foreign exchange). International revenue equaled $706 million, representing 47% of worldwide revenue versus 45% in the second quarter of 2013.

Revenue as a percentage of gross bookings (“revenue margin”) was 11.5% for the second quarter of 2014, a decrease of 45 basis points compared to the second quarter of 2013. The decrease primarily relates to lower revenue per room night and the inclusion of the Travelocity-branded websites, partially offset by the favorable timing impact of merchant hotel stays mainly due to Easter shifting from the first quarter of 2013 to the second quarter of 2014.

Product & Services Detail

As a percentage of total worldwide revenue in the second quarter of 2014, hotel accounted for 71%, air accounted for 8%, advertising and media accounted for 8% and all other revenues accounted for the remaining 13%.

Hotel revenue increased 23% in the second quarter of 2014 on a 28% increase in room nights stayed driven by Brand Expedia including the Travelocity-branded websites and Hotels.com, partially offset by a 4% decrease in revenue per room night. Revenue per room night decreased primarily due to efforts to expand the size and availability of the global hotel supply portfolio, including contracts signed as part of the Expedia® Traveler Preference™ (ETP) program and promotional activities such as growing loyalty programs and couponing. This decline was partially offset by a 2% increase in average daily rates.

Air revenue increased 22% in the second quarter of 2014 due to a 28% increase in air tickets sold, partially offset by a 5% decrease in revenue per ticket. Advertising and media revenue increased 54% in the second quarter of 2014 due to continued strong growth in trivago® and Expedia® Media Solutions. All other revenue increased 15% in the second quarter of 2014 primarily on growth in our travel insurance and car rental products.

Adjusted Expenses

	Costs and Expenses			As a % of Revenue
	Three months ended June 30,			Three months ended June 30,
	2014	2013	Growth	2014	2013	Δ in bps
Adjusted cost of revenue *	$291	$253	15%	19.5%	21.0%	(152)
Adjusted selling and marketing *	737	585	26%	49.3%	48.6%	73
Adjusted technology and content *	110	97	14%	7.4%	8.0%	(63)
Adjusted general and administrative *	90	83	9%	6.0%	6.9%	(85)

Total adjusted costs and expenses	$1,229	$1,018	21%	82.2%	84.5%	(228)

Total depreciation	66	51	28%	4.4%	4.2%	14
Total stock based compensation	21	16	31%	1.4%	1.3%	7

Total costs and expenses - GAAP	$1,316	$1,086	21%	88.0%	90.1%	(206)

*	Non-GAAP measures as defined by the SEC. Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 10-13 herein for an explanation of the use of these non-GAAP measures.

Adjusted Cost of Revenue

•	For the second quarter of 2014, adjusted cost of revenue increased 15% primarily due to $19 million more in net credit card processing costs, including fraud and chargebacks, related to growth of our merchant bookings as well as $12 million increase in customer operations expenses primarily due to an increase in transaction costs and volumes period over period.

Adjusted Selling and Marketing

•	For the second quarter of 2014, adjusted selling and marketing expense increased 26% due to a $137 million increase in direct costs, including online and offline marketing expenses. Brand Expedia including commissions related to the Travelocity agreement and trivago accounted for a majority of the total increase in direct selling and marketing expenses.

•	Indirect costs increased $16 million for the second quarter of 2014 primarily driven by additional personnel. As a percentage of total selling and marketing, indirect costs represented 18% in the second quarter of 2014 compared to 20% in the second quarter of 2013.

Adjusted Technology and Content

•	For the second quarter of 2014, adjusted technology and content expense increased 14% primarily due to an $11 million increase in personnel costs, net of capitalized salary costs, for additional personnel to support key technology projects for our corporate technology function, supply organization and Brand Expedia.

Adjusted General and Administrative

•	For the second quarter of 2014, adjusted general and administrative expense increased 9% primarily due to higher personnel costs totaling $9 million.

Depreciation Expense

For the second quarter of 2014, depreciation expense increased 28% primarily due to increased expenses related to previously capitalized software development costs for completed technology and placed into service. We expect depreciation expense to continue to increase as additional projects are completed.

Interest and Other

For the second quarter of 2014, interest income and interest expense were essentially consistent with the second quarter of 2013.

For the second quarter of 2014, other, net was a loss of $7 million compared to a gain of $7 million in the second quarter of 2013. Losses for the second quarter of 2014 and gains for the second quarter of 2013 were primarily related to foreign exchange. Foreign currency rate fluctuations positively impacted second quarter 2014 revenue growth rates primarily due to appreciation in the Euro and the British Pound versus the second quarter of 2013. Our revenue hedging program is designed to offset the book-to-stay impact on merchant hotel revenue. We include any realized gains or losses from our revenue hedging program in our calculation of Adjusted EBITDA.

Legal reserves, occupancy tax and other

In May 2014, we paid the City of San Francisco $25.5 million, which was assessed by the city for tax, penalties and interest for the years 2007 to 2011. This amount is in addition to the $48 million that we were required to pay to the city in 2009 to challenge the city’s previous tax assessments. Previous to the payment of this second assessment, the superior court held that hotel occupancy taxes are not due on the Expedia companies’ services. However, the city continued to assess the Expedia companies $25.5 million for additional hotel occupancy taxes. We were required to pay this amount in order to be allowed to continue the litigation. To the extent we prevail, the city will be required to repay us with interest. Payment of these amounts is not an admission that we believe we are subject to the taxes or penalties in question.

Income Taxes

The effective tax rate on the GAAP pre-tax income was 19.5% for the second quarter of 2014, compared with 27.9% in the prior year period. The effective tax rate on pre-tax adjusted net income (“ANI”) was 22.2% for the second quarter of 2014 compared with 29.4% in the prior year period. The year-over-year changes in both the GAAP and ANI effective tax rates were primarily due to the recording of a valuation allowance related to foreign deferred tax assets in the second quarter of 2013. The ANI rate was higher than the GAAP rate primarily as a result of higher pre-tax income on an adjusted basis.

Balance Sheet, Cash Flows and Capitalization

Cash, cash equivalents, restricted cash and short-term investments totaled $2.4 billion at June 30, 2014. For the six months ended June 30, 2014, net cash provided by operating activities was $1.5 billion and free cash flow totaled $1.3 billion. Both measures include $1.2 billion from net changes in operating assets and liabilities, primarily driven by an increase in deferred merchant bookings, which includes amounts related to the Travelocity agreement. Free cash flow increased $266 million for the six months ended June 30, 2014, compared to the prior year period primarily due to lower pay-to-play tax assessment payments in the current period as well as higher operating income after adjusting for the impacts of depreciation and amortization as well as increased benefits from working capital changes.

Long-term debt totaled $1.25 billion at June 30, 2014 consisting of $749 million, net of discount, in 5.95% senior notes due 2020 and $500 million in 7.456% senior notes due 2018. In addition, we have a $1 billion unsecured revolving credit facility which was essentially untapped as of June 30, 2014.

At June 30, 2014, we had stock-based awards outstanding representing approximately 17.2 million shares of our common stock, consisting of options to purchase approximately 16.9 million common shares with a $46.79 weighted average exercise price and weighted average remaining life of 4.5 years, and approximately 0.3 million restricted stock units (RSUs).

During the second quarter of 2014, we repurchased 3.0 million shares of common stock for an aggregate purchase price of $217 million excluding transaction costs (an average of $71.40 per share). As of June 30, 2014, our remaining share repurchase authorization was approximately 4.1 million shares of common stock.

On June 19, 2014, we paid a quarterly dividend of $19 million ($0.15 per common share). In addition, on July 30, 2014, the Executive Committee of Expedia’s Board of Directors declared a cash dividend of $0.18 per share of outstanding common stock to be paid to stockholders of record as of the close of business on August 27, 2014, with a payment date of September 17, 2014. Based on our current shares outstanding, we estimate the total payment for this quarterly dividend will be approximately $23 million. Future declaration of dividends and the establishment of future record and payment dates are subject to the final determination of Expedia’s Board of Directors.

Recent Highlights

Global Presence

•	Subsequent to quarter end, Expedia, Inc. announced that it entered into an agreement to acquire Wotif.com Holdings Limited, an Australian-based online travel company, for total cash consideration of A$703 million or A$3.30 per share (equivalent to US$658 million or US$3.09 per share based on July 4, 2014 exchange rates).

•	Subsequent to quarter end, Expedia, Inc. closed its acquisition of Auto Escape Group, one of Europe’s leading online car rental reservation companies. Going forward, Auto Escape Group will form a key part of the CarRentals.com brand’s global strategy and team.

•	Egencia broadened its global reach to 64 countries through the addition of global alliance partners in Dubai, Egypt, New Zealand, Uruguay and Algeria and the launch of online services in the Czech Republic.

•	In addition, Egencia expanded its global client portfolio by signing an agreement with EPAM Systems, Inc., #6 on Forbes’ List of 25 Fastest-Growing Tech Companies, and implementing services for two new clients, L’Oréal USA, Inc., the largest subsidiary of the L’Oréal Group, the worldwide leader in beauty, and premier boxing promotions company, Top Rank Inc.

•	Hotels.com won a Bronze Lion - its first ever - at the Cannes Lions International Festival of Creativity in the Film category for the Captain Obvious™ campaign. Being honored for an entire campaign is a prestigious win; Hotels.com was one of 37,000 entrants submitted globally at Cannes, and just 3% of entrants won an award.

•	Meta-search leader trivago added its 47th website, now offering consumers localized content and currencies in 47 markets to compare the more than 700,000 hotels catalogued on its sites.

Technology Platform Investment and Innovation

•	During the quarter, Brand Expedia announced it is now accepting bitcoin as a form of payment through a third-party bitcoin payment processor, Coinbase.

•	Brand Expedia successfully completed the platform migration of the U.S. car rental business and began seeing conversion benefits from faster innovation.

•	Brand Expedia celebrated its third consecutive year of serving more than 1 million customers annually by making available travel insurance programs that seek to provide travelers the best value and protection via transparent and easy-to-understand user interfaces.

Worldwide Supply Portfolio

•	At quarter-end, Expedia, Inc. global websites featured nearly 325,000 properties, including approximately 120,000 in China through eLong. Expedia, Inc. sites offer almost 260,000 hotels in EMEA and APAC countries.

•	Expedia Lodging Partner Services continues to expand the Expedia® Traveler Preference™ (ETP) program. To date, more than 59,000 hotels globally have signed on to participate in the ETP program since launch.

•	Expedia, Inc. signed distribution agreements with several international airlines including: Lufthansa Group carriers - Deutsche Lufthansa AG and Austrian Airlines AG - the group is one of Europe’s leading airlines serving more than 106 countries; operator of one of the most modern and eco-efficient fleets in Europe, airberlin group; one of the five oldest airlines in the world, Czech Airlines; operator of the largest fleet in the People’s Republic of China, China Southern Airlines; one of China’s leading airlines with more than 3,200 weekly flights, Xiamen Airlines; and Canada’s leading high-value low-fare airline offering scheduled service to over 86 destinations, WestJet.

Distribution Channels

•	The Expedia Affiliate Network (EAN) signed a strategic technology agreement with Sabre Corporation to provide hotel marketing and booking content. In addition, EAN will pilot Sabre’s ‘ZoomandGo’ app – a map-based hotel shopping and booking solution in the Sabre travel marketplace.

•	Brand Expedia unveiled the launch of Expedia+ rewards, a new and enhanced customer loyalty program. Expedia+ rewards offers membership at tiered levels, including +blue, +silver and +gold, and even more opportunities to earn and redeem points.

•	On the mobile front, Expedia, Inc. brands collectively achieved over 150 million cumulative mobile app downloads since launch. Hotels.com reached the more than 35 million app downloads milestone this quarter and Brand Expedia mobile apps passed the 25 million downloads mark.

•	Hotwire® released an update to its iOS mobile app allowing users to book discounted car rentals via the app for the first time; Mobiata® launched FlightTrack™ 5.1 integrating the popular FlightBoard view; the Brand Expedia app launched on the Windows phone.

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Revenue	$1,494,632	$1,205,017	$2,695,003	$2,217,384
Costs and expenses:
Cost of revenue (1)(2)	300,501	262,607	595,120	513,188
Selling and marketing (1)(2)	743,616	590,468	1,368,315	1,086,623
Technology and content (1)(2)	169,075	140,682	332,050	278,965
General and administrative (1)(2)	102,540	91,891	201,585	184,267
Amortization of intangible assets	18,264	18,837	36,756	31,407
Legal reserves, occupancy tax and other	31,416	6,246	34,955	67,804
Acquisition-related and other (1)	—	—	—	66,472

Operating income (loss)	129,220	94,286	126,222	(11,342)
Other income (expense):
Interest income	6,883	7,278	12,681	13,195
Interest expense	(22,321)	(21,629)	(44,125)	(43,377)
Other, net	(7,177)	7,488	(7,658)	9,676

Total other expense, net	(22,615)	(6,863)	(39,102)	(20,506)

Income (loss) before income taxes	106,605	87,423	87,120	(31,848)
Provision for income taxes	(20,751)	(24,408)	(21,070)	(12,505)

Net income (loss)	85,854	63,015	66,050	(44,353)
Net loss attributable to noncontrolling interests	3,519	8,485	9,019	11,627

Net income (loss) attributable to Expedia, Inc.	$89,373	$71,500	$75,069	$(32,726)

Earnings (loss) per share attributable to Expedia, Inc. available to common stockholders:
Basic	$0.69	$0.52	$0.58	$(0.24)
Diluted	0.67	0.51	0.56	(0.24)
Shares used in computing earnings per share:
Basic	129,538	136,351	130,046	135,998
Diluted	133,668	141,112	134,399	135,998
Dividends declared per common share	$0.15	$0.13	$0.30	$0.26

(1) Includes stock-based compensation as follows:

Cost of revenue	$943	$764	$2,145	$1,825
Selling and marketing	4,820	3,649	10,155	7,914
Technology and content	4,960	4,692	10,518	10,087
General and administrative	10,291	6,981	23,017	14,695
Acquisition-related and other	—	—	—	56,643

(2) Includes depreciation as follows:

Cost of revenue	$8,073	$8,527	$16,337	$17,110
Selling and marketing	1,913	1,487	3,671	2,989
Technology and content	53,621	39,308	103,761	76,370
General and administrative	1,951	1,817	3,923	3,536

EXPEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,433,820	$1,021,033
Restricted cash and cash equivalents	29,759	26,042
Short-term investments	937,981	325,510
Accounts receivable, net of allowance of $11,785 and $11,555	927,909	614,735
Deferred income taxes	96,947	66,130
Income taxes receivable	75,223	64,296
Prepaid expenses and other current assets	139,326	101,541

Total current assets	3,640,965	2,219,287
Property and equipment, net	509,786	480,702
Long-term investments and other assets	283,748	250,626
Deferred income taxes	16,421	14,151
Intangible assets, net	1,087,048	1,111,041
Goodwill	3,696,861	3,663,674

TOTAL ASSETS	$9,234,829	$7,739,481

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$1,191,346	$1,044,259
Accounts payable, other	442,637	261,288
Deferred merchant bookings	2,544,341	1,350,319
Deferred revenue	60,862	39,746
Income taxes payable	21,023	61,874
Accrued expenses and other current liabilities	597,668	536,895

Total current liabilities	4,857,877	3,294,381
Long-term debt	1,249,448	1,249,412
Deferred income taxes	465,283	433,532
Other long-term liabilities	182,677	138,300
Commitments and contingencies
Redeemable noncontrolling interests	488,669	364,871
Stockholders’ equity:
Common stock $.0001 par value Authorized shares: 1,600,000 Shares issued: 194,901 and 192,562 Shares outstanding: 114,495 and 116,886	19	19
Class B common stock $.0001 par value Authorized shares: 400,000 Shares issued and outstanding: 12,800 and 12,800	1	1
Additional paid-in capital	5,788,685	5,802,140
Treasury stock - Common stock, at cost Shares: 80,406 and 75,676	(3,804,695)	(3,465,675)
Retained earnings (deficit)	(134,149)	(209,218)
Accumulated other comprehensive income (loss)	25,805	18,197

Total Expedia, Inc. stockholders’ equity	1,875,666	2,145,464
Non-redeemable noncontrolling interest	115,209	113,521

Total stockholders’ equity	1,990,875	2,258,985

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,234,829	$7,739,481

EXPEDIA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six months ended June 30,
	2014	2013
Operating activities:
Net income (loss)	$66,050	$(44,353)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	127,692	100,005
Amortization of stock-based compensation	45,835	91,164
Amortization of intangible assets	36,756	31,407
Deferred income taxes	(809)	25,012
Foreign exchange (gain) loss on cash, cash equivalents and short-term investments, net	(15,746)	84,299
Realized (gain) loss on foreign currency forwards	3,590	(24,189)
Other	(5,107)	10,871
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(307,000)	(207,418)
Prepaid expenses and other current assets	(44,926)	(56,372)
Accounts payable, merchant	168,202	301,568
Accounts payable, other, accrued expenses and other current liabilities	236,810	9,470
Taxes payable/receivable, net	(42,764)	(84,491)
Deferred merchant bookings	1,175,122	948,749
Deferred revenue	21,237	13,886

Net cash provided by operating activities	1,464,942	1,199,608

Investing activities:
Capital expenditures, including internal-use software and website development	(157,213)	(157,840)
Purchases of investments	(1,026,054)	(1,129,789)
Sales and maturities of investments	419,478	772,817
Acquisitions, net of cash acquired	—	(540,489)
Net settlement of foreign currency forwards	(3,590)	24,189
Other, net	2,386	(43)

Net cash used in investing activities	(764,993)	(1,031,155)

Financing activities:
Purchases of treasury stock	(339,020)	(134,238)
Proceeds from issuance of treasury stock	—	25,273
Payment of dividends to stockholders	(38,833)	(35,621)
Proceeds from exercise of equity awards and employee stock purchase plan	53,156	34,613
Excess tax benefit on equity awards	27,394	28,827
Other, net	1,693	(8,886)

Net cash used in financing activities	(295,610)	(90,032)
Effect of exchange rate changes on cash and cash equivalents	8,448	(59,765)

Net increase in cash and cash equivalents	412,787	18,656
Cash and cash equivalents at beginning of period	1,021,033	1,293,161

Cash and cash equivalents at end of period	$1,433,820	$1,311,817

Supplemental cash flow information
Cash paid for interest	$43,066	$41,893
Income tax payments, net	36,630	41,797

Expedia, Inc.

Trended Metrics

(All figures in millions)

•	The following metrics are intended as a supplement to the financial statements found in this release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings release.

•	We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, metrics are subject to removal and/or change, and such changes could be material.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2012				2013				2014		Y / Y
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Growth
Gross Bookings by Segment
Leisure	$7,666	$8,019	$8,120	$6,571	$8,664	$8,933	$9,312	$8,000	$11,315	$11,718	31%
Egencia	755	938	936	955	1,117	1,188	1,125	1,104	1,310	1,328	12%

Total	$8,421	$8,957	$9,056	$7,526	$9,781	$10,121	$10,437	$9,104	$12,624	$13,046	29%
Gross Bookings by Geography
Domestic	$5,116	$5,486	$5,155	$4,201	$5,484	$5,848	$5,828	$4,982	$7,427	$7,889	35%
International	3,305	3,471	3,902	3,324	4,297	4,273	4,609	4,122	5,197	5,157	21%

Total	$8,421	$8,957	$9,056	$7,526	$9,781	$10,121	$10,437	$9,104	$12,624	$13,046	29%
Gross Bookings by Agency/Merchant
Agency	$4,621	$4,867	$4,706	$4,165	$5,270	$5,466	$5,701	$5,248	$7,326	$7,525	38%
Merchant	3,799	4,090	4,350	3,361	4,511	4,655	4,736	3,856	5,299	5,520	19%

Total	$8,421	$8,957	$9,056	$7,526	$9,781	$10,121	$10,437	$9,104	$12,624	$13,046	29%
Revenue by Segment
Leisure	$764	$964	$1,121	$890	$924	$1,110	$1,316	$1,056	$1,100	$1,392	25%
Egencia	53	76	78	85	89	95	85	96	100	103	8%

Total	$816	$1,040	$1,199	$975	$1,012	$1,205	$1,402	$1,152	$1,200	$1,495	24%
Revenue by Geography
Domestic	$483	$591	$642	$511	$558	$664	$742	$583	$642	$789	19%
International	334	449	557	464	454	541	660	569	559	706	30%

Total	$816	$1,040	$1,199	$975	$1,012	$1,205	$1,402	$1,152	$1,200	$1,495	24%
Revenue by Agency/Merchant/Advertising
Agency	$182	$220	$235	$212	$234	$270	$330	$293	$329	$397	47%
Merchant	603	787	930	730	733	855	963	774	772	975	14%
Advertising & Media	31	32	35	33	46	80	109	84	99	123	54%

Total	$816	$1,040	$1,199	$975	$1,012	$1,205	$1,402	$1,152	$1,200	$1,495	24%
Adjusted EBITDA
Leisure	$171	$283	$357	$262	$178	$265	$419	$315	$181	$342	29%
Unallocated Overhead Costs	(79)	(78)	(76)	(90)	(85)	(91)	(91)	(91)	(91)	(100)	10%

Subtotal	$92	$205	$281	$172	$93	$174	$328	$224	$90	$242	39%
Egencia	10	18	12	13	12	18	11	18	16	17	-1%

Total	$102	$223	$294	$185	$105	$192	$340	$242	$107	$259	35%
Worldwide Hotel (Merchant & Agency)
Room Nights	22.7	30.1	36.7	29.7	29.0	35.9	44.1	37.1	35.9	45.9
Room Night Growth	24%	22%	27%	33%	28%	19%	20%	25%	24%	28%
Domestic Room Night Growth	18%	17%	18%	19%	15%	11%	12%	18%	20%	24%
International Room Night Growth	32%	28%	37%	49%	43%	29%	28%	31%	27%	31%
ADR Growth	0%	-1%	-3%	-3%	0%	0%	0%	0%	1%	2%
Revenue per Night Growth	-5%	-5%	-6%	-6%	-3%	-6%	-7%	-9%	-10%	-4%
Revenue Growth	18%	16%	20%	25%	24%	12%	11%	13%	12%	23%
Worldwide Air (Merchant & Agency)
Tickets Sold Growth	5%	3%	11%	12%	9%	7%	7%	13%	30%	28%
Airfare Growth	7%	5%	1%	2%	0%	0%	3%	1%	1%	3%
Revenue per Ticket Growth	-20%	-11%	-19%	-2%	5%	1%	9%	3%	-2%	-5%
Revenue Growth	-17%	-8%	-10%	10%	14%	8%	16%	17%	28%	22%

Notes:

The metrics above exclude results from the joint venture between Brand Expedia and AirAsia beginning July 1, 2011.

The metrics above include VIA Travel following our acquisition on April 27, 2012 and trivago GmbH following our acquisition of a controlling interest on March 8, 2013.

VIA Travel and trivago GmbH are recorded within the Egencia and Leisure segments, respectively.

Advertising & Media Revenue includes revenue from trivago GmbH. All trivago GmbH revenue is classified as international.

Beginning in Q1 2014, Expedia moved to a new Enterprise Accounting System of Record, which caused immaterial changes to some of the metrics above due to remapping.

Notes & Definitions:

Gross Bookings – Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally reduced for cancellations and refunds.

Leisure – Reflects results for travel products and services provided to customers of our leisure travel sites including Expedia branded sites, Hotels.com branded sites, Hotwire.com, the Expedia Affiliate Network, trivago and other leisure brands.

Egencia – Reflects worldwide results for our managed corporate travel business.

Corporate – Includes unallocated corporate expenses.

Worldwide Hotel metrics – Reported on a stayed basis, and include both merchant and agency model hotel stays.

Worldwide Air metrics – Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures

Expedia, Inc. reports Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income, Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash, and we urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis, Legal Proceedings sections, as well as the notes to the financial statements, included in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Net Income was revised in the fourth quarters of 2010, 2011 and 2012 and the definition for Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012. The definition of Adjusted Expenses was revised in the first quarter of 2014.

Adjusted EBITDA is defined as operating income / (loss) plus: (1) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans; (2) acquisition-related impacts, including (i) amortization of intangible assets and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and (iii) upfront consideration paid to settle employee compensation plans of the acquiree; (3) certain infrequently occurring items, including restructuring; (4) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings; (5) gains (losses) realized on revenue hedging activities that are included in other, net; and (6) depreciation.

The above items are excluded from our Adjusted EBITDA measure because these items are noncash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

Adjusted Net Income generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income/(loss) attributable to Expedia, Inc. plus net of tax: (1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments; (2) acquisition-related impacts, including (i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment, (ii) gains (losses) recognized on changes in the value of contingent consideration arrangements, and (iii) upfront consideration paid to settle employee compensation plans of the acquiree and (iv) gains (losses) recognized on noncontrolling investment basis adjustments when we acquire controlling interests; (3) currency gains or losses on U.S. dollar denominated cash or investments held by eLong; (4) certain other infrequently occurring items, including restructuring charges; (5) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings; (6) discontinued operations; (7) the noncontrolling interest impact of the aforementioned adjustment items and (8) unrealized gains (losses) on revenue hedging activities that are included in other, net. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses, infrequently occurring items and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income divided by adjusted weighted average shares outstanding, which include dilution from options per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards as well as depreciation expense. Expedia, Inc. excludes stock-based compensation and depreciation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. Exclusion of depreciation expense also allows the year-over-year comparison of expenses on a basis that is consistent with the year-over-year comparison of Adjusted EBITDA. There are certain limitations in using financial measures that do not take into account stock-based compensation and depreciation expense, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation and depreciation expense is also a recurring expense and is a direct result of previous capital investment decisions made by management. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation and depreciation expense by line item.

Tabular Reconciliations for Non-GAAP Measures

Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(In thousands)
Adjusted EBITDA	$259,256	$191,702	$366,027	$296,830
Depreciation	(65,558)	(51,139)	(127,692)	(100,005)
Amortization of intangible assets	(18,264)	(18,837)	(36,756)	(31,407)
Stock-based compensation	(21,014)	(16,086)	(45,835)	(91,164)
Legal reserves, occupancy tax and other	(31,416)	(6,246)	(34,955)	(67,804)
Acquisition-related and other	—	—	—	(9,829)
Realized (gain) loss on revenue hedges	6,216	(5,108)	5,433	(7,963)

Operating income (loss)	129,220	94,286	126,222	(11,342)
Interest expense, net	(15,438)	(14,351)	(31,444)	(30,182)
Other, net	(7,177)	7,488	(7,658)	9,676

Income (loss) before income taxes	106,605	87,423	87,120	(31,848)
Provision for income taxes	(20,751)	(24,408)	(21,070)	(12,505)

Net income (loss)	85,854	63,015	66,050	(44,353)
Net loss attributable to noncontrolling interests	3,519	8,485	9,019	11,627

Net income (loss) attributable to Expedia, Inc.	$89,373	$71,500	$75,069	$(32,726)

Adjusted Net Income & Adjusted EPS

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(In thousands)
Net income (loss) attributable to Expedia, Inc.	$89,373	$71,500	$75,069	$(32,726)
Amortization of intangible assets	18,264	18,837	36,756	31,407
Stock-based compensation	21,014	16,086	45,835	91,164
Legal reserves, occupancy tax and other	31,416	6,246	34,955	67,804
Acquisition-related and other	—	—	—	9,829
Foreign currency (gain) loss on U.S. dollar cash balances held by eLong	(296)	(163)	(288)	(175)
Unrealized (gain) loss on revenue hedges	1,515	(8,007)	5,079	(11,919)
Stock-based compensation as part of equity method investments	71	66	145	66
Provision for income taxes	(18,896)	(10,969)	(29,158)	(22,568)
Noncontrolling interests	(4,812)	(3,129)	(9,277)	(7,141)

Adjusted Net Income	$137,649	$90,467	$159,116	$125,741

GAAP diluted weighted average shares outstanding	133,668	141,112	134,399	135,998
Additional dilutive securities	243	716	255	5,931

Adjusted weighted average shares outstanding	133,911	141,828	134,654	141,929

Diluted earnings (loss) per share	$0.67	$0.51	$0.56	$(0.24)
Adjusted earnings per share	1.03	0.64	1.18	0.89

Free Cash Flow

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(In thousands)
Net cash provided by operating activities	$493,504	$318,519	$1,464,942	$1,199,608
Less: capital expenditures	(82,464)	(70,684)	(157,213)	(157,840)

Free cash flow	$411,040	$247,835	$1,307,729	$1,041,768

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(in thousands)
Cost of revenue	$300,501	$262,607	$595,120	$513,188
Less: stock-based compensation	(943)	(764)	(2,145)	(1,825)
Less: depreciation	(8,073)	(8,527)	(16,337)	(17,110)

Adjusted cost of revenue	$291,485	$253,316	$576,638	$494,253
Selling and marketing expense	$743,616	$590,468	$1,368,315	$1,086,623
Less: stock-based compensation	(4,820)	(3,649)	(10,155)	(7,914)
Less: depreciation	(1,913)	(1,487)	(3,671)	(2,989)

Adjusted selling and marketing expense	$736,883	$585,332	$1,354,489	$1,075,720
Technology and content expense	$169,075	$140,682	$332,050	$278,965
Less: stock-based compensation	(4,960)	(4,692)	(10,518)	(10,087)
Less: depreciation	(53,621)	(39,308)	(103,761)	(76,370)

Adjusted technology and content expense	$110,494	$96,682	$217,771	$192,508
General and administrative expense	$102,540	$91,891	$201,585	$184,267
Less: stock-based compensation	(10,291)	(6,981)	(23,017)	(14,695)
Less: depreciation	(1,951)	(1,817)	(3,923)	(3,536)

Adjusted general and administrative expense	$90,298	$83,093	$174,645	$166,036

Conference Call

Expedia, Inc. will webcast a conference call to discuss second quarter 2014 financial results and certain forward-looking information on Thursday, July 31, 2014 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via http://ir.expediainc.com. Expedia, Inc. expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of July 31, 2014 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends” and “expects,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income / (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia, Inc.’s business.

Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others:

•	an increasingly competitive global environment;

•	modifications to our current business models and practices or our adoption of new business models or practices in order to compete;

•	changes in search engine algorithms and dynamics or other traffic-generating arrangements;

•	declines or disruptions in the travel industry;

•	our failure to maintain and expand our relationships and contractual agreements with travel suppliers or travel distribution partners;

•	our failure to maintain and expand our brand awareness or increased costs to do so;

•	our failure to adapt to technological developments or industry trends;

•	risks relating to our operations in international markets, including China;

•	adverse application of existing tax or unclaimed property laws, rules or regulations or implementation of new unfavorable laws, rules or regulations;

•	adverse outcomes in legal proceedings to which we are a party;

•	our failure to comply with current laws, rules and regulations, or changes to such laws, rules and regulations;

•	determinations by U.S. and foreign tax authorities regarding our worldwide tax provision for income taxes;

•	payments related risks, including credit card fraud;

•	volatility in our stock price;

•	liquidity constraints or our inability to access the capital markets when necessary;

•	interruption or lack of redundancy in our information systems;

•	failure to retain or motivate key personnel or hire, retain and motivate qualified personnel, including senior management;

•	changes in control of the Company;

•	management and director conflicts of interest;

•	risks related to actions taken by our business partners and third party service providers, including failure to comply with our requirements or standards or the requirements or standards of governmental authorities, or any cessation of their operations;

•	risks related to the failure of counterparties to perform on financial obligations;

•	fluctuations in foreign exchange rates;

•	our failure to comply with governmental regulation and other legal obligations related to our processing, storage, use and disclosure of personal data, and liabilities related to security breaches;

•	risks related to our acquisitions, investments or significant commercial arrangements;

•	risks related to our long-term indebtedness;

•	our failure to effectively operate our businesses due to restrictive covenants in the agreements governing our indebtedness;

•	our failure to protect our intellectual property from copying or use by others, including competitors;

as well as other risks detailed in our public filings with the SEC, including our quarterly report on Form 10-Q for the quarter ended June 30, 2014. Except as required by law, we undertake no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.

About Expedia, Inc.

Expedia, Inc. (NASDAQ: EXPE) is one of the world’s largest travel companies, with an extensive brand portfolio that includes leading online travel brands, such as:

•	Expedia.com®, the world’s largest full service online travel agency, with localized sites in 31 countries

•	Hotels.com®, the hotel specialist with sites in more than 60 countries

•	Hotwire®, a leading discount travel site that offers opaque deals in 12 countries throughout North America, Europe and Asia

•	Egencia®, the world’s fifth largest corporate travel management company

•	eLong™, the second largest online travel company in China

•	Venere.com™, the online hotel reservation specialist in Europe

•	trivago®, a leading online hotel metasearch company with sites in 47 countries

•	Expedia Local Expert®, a provider of online and in-market concierge services, activities, experiences and ground transportation in hundreds of destinations worldwide

•	Classic Vacations®, a top luxury travel specialist

•	Expedia® CruiseShipCenters®, one of North America’s leading retail cruise vacation experts

•	CarRentals.com™, the premier car rental booking company on the web.

The company delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers, and provides advertisers the opportunity to reach a highly valuable audience of in-market consumers through Expedia Media Solutions. Expedia also powers bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates through Expedia® Affiliate Network. For corporate and industry news and views, visit us at www.expediainc.com or follow us on Twitter @expediainc.

Trademarks and logos are the property of their respective owners. © 2014 Expedia, Inc. All rights reserved. CST: 2029030-50

Contacts
Investor Relations	Communications
(425) 679-3759	(425) 679-4317
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